Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BioTelemetry, Inc. of our report dated September 21, 2015 relating to the consolidated financial statements of Telcare, Inc., which appears in BioTelemetry, Inc.’s Current Report on Form 8-K/A filed on February 13, 2017.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 22, 2017